Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contacts: Dave Prichard/Kevin Kim 608-278-6141/608-278-6148

Spectrum Brands Holdings Reports Fiscal 2019 Fourth Quarter

Results from Continuing Operations

•	Delivered net sales growth of 1.9% and organic sales growth of 3.2%
•	Net loss from continuing operations of $79 million driven by impairments
•	Adjusted EBITDA growth of 5.2% with 50 basis points of margin expansion
•	Reduced net leverage to 3.1 times from 5.2 times at the end of fiscal 2018
•	Expects to repurchase an additional $250 million of common stock, including a $125 million Accelerated Share Repurchase program

Middleton, WI, November 13, 2019 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a leading global branded consumer products company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the fourth quarter of fiscal 2019 ended September 30, 2019.

“We ended the year strong, with Q4 organic sales growth of more than 3%, adjusted EBITDA growth of more than 5%, a significantly improved balance sheet and delivery of full-year results within our guidance,” said David Maura, Chairman and Chief Executive Officer of Spectrum Brands Holdings.

“We believe our actions this year reflect decisions that will drive long-term value creation and sustainable growth. Our accomplishments included materially reducing net debt, closing on the divestitures of two business units and returning over $350 million to our shareholders. We further plan to repurchase up to $250 million of our shares through a $125 million Accelerated Share Repurchase program beginning next week, and additional open market repurchases. This reflects our Board’s confidence in the long-term value of Spectrum Brands and its growth prospects. We have and will continue to drive vision, clarity and focus across our business units as we build a true ownership-mentality culture. Looking ahead, we plan to grow organic sales, EBITDA and adjusted free cash flow in 2020 and beyond,” said Mr. Maura.

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Fiscal 2019 Highlights

•	Reported sales decreased 0.2% after negative foreign exchange, and organic sales increased 1.4%.
•	Net loss from continuing operations was $187 million, driven by impairments.
•	Adjusted EBITDA stabilized and in line with guidance with increased investments across the divisions.
•	Reduced total debt by $2.4 billion with proceeds from divestitures of the Global Battery & Lighting and Global Auto Care businesses.
•

Launched Global Productivity Improvement Plan, expecting to improve overall annualized operating costs by at least $100 million within the next 18 to 24 months; with a substantial portion of the savings to be reinvested in growth-enabling activities including research and development and marketing.

•	Returned over $350 million to shareholders through share repurchases of $269 million and $86 million in dividends.
•	Issued $300 million in 5.00% 10-Year notes and tendered the majority of the $570 million of 6.625% notes due 2022.
•	Incurred $60 million of cash tariffs in fiscal 2019 that were mostly offset with pricing and productivity.
•	Strengthened the leadership team with the creation of the Chief Operating Officer role and the addition of a new Chief Financial Officer and General Counsel.

Fiscal 2019 Fourth Quarter Highlights from Continuing Operations

	Three Month Periods Ended
(in millions, except per share and %)	Sept. 30, 2019	Sept. 30, 2018	Variance
Net Sales	$993.0	$974.4	$18.6	1.9%
Gross Profit	334.7	346.9	(12.2)	(3.5%)
Operating (Loss) Income	(87.5)	34.6	(122.1)	(352.9%)
Net Loss from continuing operations	(79.0)	(34.7)	(44.3)	127.7%
Diluted EPS from continuing operations	$(1.62)	$(0.68)	$(0.94)	138.1%
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$163.1	$155.0	$8.1	5.2%
Adjusted EPS from continuing operations	$1.13	$1.02	$0.11	10.9%

•

Net sales increased 1.9%. Excluding the impact of $12.5 million of unfavorable foreign exchange, organic net sales increased 3.2%, with growth in Global Pet Care, Hardware & Home Improvement and Home & Personal Care, partially offset by a decline in Home & Garden.

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•

Gross profit margin decreased 190 basis points as higher input costs, tariffs and accelerated depreciation related to Latin America plant closures were partially offset by positive pricing and productivity.

•

Operating loss was driven by the impairment of Home & Personal Care goodwill and other intangible assets, higher input costs and tariffs, higher depreciation and amortization, and higher restructuring charges.

•

Net loss and diluted loss per share were driven by the operating loss, partially offset by an income tax benefit, the unrealized gain on Energizer common stock, lower interest expense and a smaller loss from discontinued operations.

•	Adjusted diluted EPS increase of 10.9% was attributable to lower interest expense and shares outstanding.
•

Adjusted EBITDA of $163.1 million increased 5.2%. Growth in Global Pet Care and Hardware & Home Improvement and lower net corporate expenses were partially offset by a decrease in Home & Personal Care.

•	Adjusted EBITDA margin improved 50 basis points driven primarily by pricing, productivity and expense control, partially offset by tariffs and input cost inflation.

Fiscal 2019 Fourth Quarter Segment Level Data

Hardware & Home Improvement (HHI)

	Three Month Periods Ended
(in millions, except %)	Sept. 30, 2019	Sept. 30, 2018	Variance
Net Sales	$364.9	$360.9	$4.0		1.1%
Operating Income	69.7	53.3	16.4		30.8%
Operating Income Margin	19.1%	14.8%	430	bps
Adjusted EBITDA	$77.8	$75.2	$2.6		3.5%
Adjusted EBITDA Margin	21.3%	20.8%	50	bps

Higher net sales were driven by growth in residential security, partially offset by declines in builders’ hardware and plumbing. In addition to price increases across all product categories, growth was driven by new product innovation in residential security. Excluding unfavorable foreign exchange impacts of $0.8 million, organic net sales increased 1.3%.

Improved operating income, adjusted EBITDA and margins were driven by positive pricing and productivity, partially offset by higher input costs. Operating income also benefited from lower restructuring costs.

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Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	Sept. 30, 2019	Sept. 30, 2018	Variance
Net Sales	$285.8	$282.9	$2.9		1.0%
Operating (Loss) Income	(118.5)	27.4	(145.9)		(532.5%)
Operating (Loss) Income Margin	(41.5%)	9.7%	(5,120)	bps
Adjusted EBITDA	$29.4	$35.5	$(6.1)		(17.2%)
Adjusted EBITDA Margin	10.3%	12.5%	(220)	bps

Net sales growth was driven by Europe in both personal care and small appliances, as well as growth in Latin America. A net sales decline in U.S. personal care was due to prior-year hair care distribution losses in the mass channel. Excluding unfavorable foreign exchange impacts of $8.9 million, organic net sales grew 4.2%.

Lower operating income, adjusted EBTIDA and margins were driven by higher input costs and transaction foreign exchange, partially offset by higher volumes and productivity. Operating income was also impacted by the impairment of goodwill and intangible assets.

Global Pet Care  (GPC)

	Three Month Periods Ended
(in millions, except %)	Sept. 30, 2019	Sept. 30, 2018	Variance
Net Sales	$228.9	$212.1	$16.8		7.9%
Operating Income (Loss)	7.0	(7.9)	14.9		(188.6%)
Operating Income (Loss) Margin	3.1%	(3.7%)	680	bps
Adjusted EBITDA	$41.7	$32.0	$9.7		30.3%
Adjusted EBITDA Margin	18.2%	15.1%	310	bps

Significantly higher net sales were attributable to continued double-digit growth in U.S. companion animal, predominantly dog chews and treats, partially offset by a slight decline in U.S. aquatics.
Lower European sales were driven by reduced aquatic sales, partially offset by growth in companion animal. Excluding unfavorable foreign exchange impacts of $2.8 million, organic net sales grew 9.2%.

Improved operating income and adjusted EBITDA were driven by positive pricing, increased volumes and productivity, partially offset by higher manufacturing and distribution costs. Operating and adjusted EBITDA margins also benefited from operating expense leverage.

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Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	Sept. 30, 2019	Sept. 30, 2018	Variance
Net Sales	$113.4	$118.5	$(5.1)		(4.3%)
Operating Income	14.2	14.6	(0.4)		(2.7%)
Operating Income Margin	12.5%	12.3%	20	bps
Adjusted EBITDA	$19.6	$19.8	$(0.2)		(1.0%)
Adjusted EBITDA Margin	17.3%	16.7%	60	bps

Decreased net sales were driven by lower demand for household insect controls. Repellents grew due to continued growth from home center orders.

Decreases in operating income and adjusted EBITDA were driven by increases in input costs and lower volumes, partially offset by expense controls, productivity and pricing actions.

Liquidity and Debt

Spectrum Brands completed fiscal 2019 with a strong liquidity position, including a cash balance of approximately $627 million and approximately $779 million available on its $800 million Cash Flow Revolver.

As of the end of the fourth quarter of fiscal 2019, the Company had approximately $2,385 million of debt outstanding, consisting of approximately $2,132 million of senior unsecured notes and approximately $253 million of capital leases and other obligations.

Net leverage was approximately 3.1 times at the end of fiscal 2019, significantly lower than 5.2 times at the end of fiscal 2018.

Fiscal 2020 Outlook for Continuing Operations

Spectrum Brands expects low single-digit reported net sales growth, with foreign exchange expected to have a slightly negative impact based upon current rates.

Fiscal 2020 adjusted EBITDA is expected to be between $570 and $590 million, and adjusted free cash flow is expected to be between $240 million and $260 million.

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Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, November 13.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 2599423.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through November 27.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, Black + Decker®, George Foreman®, Russell Hobbs®, Tetra®, Marineland®, GloFish®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, DreamBone®, SmartBones®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining compliance with the Company’s debt covenants.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net

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sales of the Company.  The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate.  Adjusted free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements.  Our definition of adjusted free cash flow takes into consideration capital investments required to maintain operations of our businesses and execute our strategy.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

This document contains, and certain oral and written statements made by our representatives from time to time may contain, forward-looking statements, including, without limitation, statements made under “Fiscal 2020 Outlook for Continuing Operations”, statements regarding our Global Productivity Improvement Plan and other statements regarding the Company’s ability to meet its expectations for its fiscal 2020. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “belief,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the effects of general economic conditions, including the impact of, and changes, to tariffs and trade policies, inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or monetary or fiscal policies in the countries where we do business; (5) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (6) interest rate and exchange rate fluctuations; (7) the loss of significant reduction in, or dependence upon, sales to any significant retail customer(s); (8) competitive promotional activity or spending by competitors, or price reductions by competitors; (9) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (10) the impact of actions taken by significant stockholders; (11) changes in consumer spending preferences and demand for our products; (12) our ability to develop and successfully introduce new products, protect our intellectual

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property and avoid infringing the intellectual property of third parties; (13) our ability to successfully identify, implement, achieve and sustain productivity improvements (including our Global Productivity Improvement Plan), cost efficiencies (including at our manufacturing and distribution operations), and cost savings; (14) the seasonal nature of sales of certain of our products; (15) the effects of climate change and unusual weather activity; (16) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (17) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (18) the impact of existing, pending or threatened litigation, regulation or other requirements or operating standards applicable to our business; (19) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (20) changes in accounting policies applicable to our business; (21) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (22) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (23) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipated; (24) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; (25) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets; and (26) the other risk factors set forth in the securities filings of Spectrum Brands Holdings, Inc., including the most recently filed Annual Report on Form 10-K and subsequent Quarterly Report(s) on Form 10-Q.

Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

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SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Twelve Month Periods Ended
(in millions, except per share amounts)	Sept. 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
Net sales	$993.0	$974.4	$3,802.1	$3,808.7
Cost of goods sold	657.0	627.4	2,492.4	2,470.8
Restructuring and related charges	1.3	0.1	2.8	3.6
Gross profit	334.7	346.9	1,306.9	1,334.3
Selling	141.5	153.9	600.5	607.2
General and administrative	90.9	97.3	354.6	335.8
Research and development	10.8	10.8	43.5	44.6
Restructuring and related charges	22.2	20.2	62.9	72.0
Transaction related charges	5.4	9.8	21.8	30.2
Write-off from impairment of goodwill	116.0	—	116.0	—
Write-off from impairment of intangible assets	35.4	20.3	35.4	20.3
Total operating expenses	422.2	312.3	1,234.7	1,110.1
Operating (loss) income	(87.5)	34.6	72.2	224.2
Interest expense	37.0	57.7	222.1	264.0
Other non-operating (income) expense, net	(20.3)	(2.1)	43.9	(4.1)
Loss from continuing operations before income taxes	(104.2)	(21.0)	(193.8)	(35.7)
Income tax (benefit) expense	(25.2)	13.7	(7.1)	(462.7)
Net (loss) income from continuing operations	(79.0)	(34.7)	(186.7)	427.0
(Loss) Income from discontinued operations, net of tax	(43.6)	(81.5)	655.6	445.0
Net (loss) income	(122.6)	(116.2)	468.9	872.0
Net (loss) income attributable to non-controlling interest	—	(0.3)	1.3	103.7
Net (loss) income attributable to controlling interest	$(122.6)	$(115.9)	$467.6	$768.3
Amounts attributable to controlling interest
Net (loss) income from continuing operations attributable to controlling interest	$(79.0)	$(34.0)	$(188.0)	$356.5
Net (loss) income from discontinued operations attributable to controlling interest	(43.6)	(81.9)	655.6	411.8
Net (loss) income attributable to controlling interest	$(122.6)	$(115.9)	$467.6	$768.3
Earnings Per Share
Basic earnings per share from continuing operations	$(1.62)	$(0.68)	$(3.71)	$9.64
Basic earnings per share from discontinued operations	(0.89)	(1.64)	12.94	11.15
Basic earnings per share	$(2.51)	$(2.32)	$9.23	$20.79
Diluted earnings per share from continuing operations	$(1.62)	$(0.68)	$(3.71)	$9.62
Diluted earnings per share from discontinued operations	(0.89)	(1.64)	12.94	11.12
Diluted earnings per share	$(2.51)	$(2.32)	$9.23	$20.74
Weighted Average Shares Outstanding
Basic	48.8	50.0	50.7	36.9
Diluted	48.8	50.0	50.7	37.0

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SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Twelve Month Periods Ended
(in millions)	Sept. 30, 2019	Sept. 30, 2018
Cash flows from operating activities
Net cash provided by operating activities from continuing operations	$83.5	$117.1
Net cash (used) provided by operating activities from discontinued operations	(82.4)	226.2
Net cash provided by operating activities	1.1	343.3
Cash flows from investing activities
Purchases of property, plant and equipment	(58.4)	(75.9)
Proceeds from sales of property, plant and equipment	2.1	4.2
Proceeds from sale of discontinued operations, net of cash	2,859.5	1,546.8
Other investing activities, net	(0.3)	(0.5)
Net cash provided by investing activities from continuing operations	2,802.9	1,474.6
Net cash used by investing activities from discontinued operations	(5.3)	(201.9)
Net cash provided by investing activities	2,797.6	1,272.7
Cash flows from financing activities
Payment of debt, including premium on extinguishment	(2,649.9)	(1,075.9)
Proceeds from issuance of debt	300.0	19.6
Payment of debt issuance costs	(4.1)	(0.4)
Treasury stock purchases	(268.5)	—
Purchases of subsidiary stock, net	—	(288.0)
Dividends paid to shareholders	(85.5)	(22.4)
Dividends paid by subsidiary to non-controlling interest	(1.1)	(28.6)
Share based award tax withholding payments, net of proceeds upon vesting	(4.4)	(24.3)
Payment of contingent consideration	(8.9)	(6.4)
Other financing activities, net	—	20.7
Net cash used by financing activities from continuing operations	(2,722.4)	(1,405.7)
Net cash (used) provided by financing activities from discontinued operations	(2.2)	110.4
Net cash used by financing activities	(2,724.6)	(1,295.3)
Effect of exchange rate changes on cash and cash equivalents	(8.4)	(7.0)
Net change in cash, cash equivalents and restricted cash	65.7	313.7
Net change in cash, cash equivalents and restricted cash in discontinued operations	—	37.7
Net change in cash, cash equivalents and restricted cash in continuing operations	65.7	276.0
Cash, cash equivalents and restricted cash, beginning of period	561.4	285.4
Cash, cash equivalents and restricted cash, end of period	$627.1	$561.4

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SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	Sept. 30, 2019	Sept. 30, 2018
Assets
Cash and cash equivalents	$627.1	$552.5
Trade receivables, net	356.7	317.1
Other receivables	74.2	51.7
Inventories	548.4	583.6
Prepaid expenses and other current assets	53.5	63.2
Current assets of business held for sale	—	2,402.6
Total current assets	1,659.9	3,970.7
Property, plant and equipment, net	452.9	500.0
Investments	230.8	—
Deferred charges and other	51.7	231.8
Goodwill	1,328.1	1,454.7
Intangible assets, net	1,507.1	1,641.8
Total assets	$5,230.5	$7,799.0
Liabilities and Shareholders' Equity
Current portion of long-term debt	$136.9	$26.9
Accounts payable	456.8	584.7
Accrued wages and salaries	72.1	55.1
Accrued interest	29.3	65.0
Indemnification payable to Energizer	230.8	—
Other current liabilities	216.0	159.4
Current liabilities of business held for sale	—	537.6
Total current liabilities	1,141.9	1,428.7
Long-term debt, net of current portion	2,214.4	4,624.3
Deferred income taxes	60.2	35.0
Other long-term liabilities	112.0	121.4
Total liabilities	3,528.5	6,209.4
Shareholders' equity	1,694.0	1,581.3
Noncontrolling interest	8.0	8.3
Total equity	1,702.0	1,589.6
Total liabilities and equity	$5,230.5	$7,799.0

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

We define adjusted diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include the following:

•

Proforma adjustment associated with the per share impact from the Spectrum Merger, including the change in weighted average shares from incremental shares issued to execute the share exchange with Spectrum’s non-controlling interest,  plus the inclusion of income attributable to non-controlling interest in Spectrum recognized by HRG Group, Inc. (“HRG”) prior to the consolidation of the shareholder groups and recognition of Spectrum as a wholly-owned business after completion of the Spectrum Merger for the three and twelve month periods ended September 30, 2018;

•	Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments;
•

Transaction related charges consist of (1) transaction costs from qualifying acquisition transactions during the period, or subsequent integration related project costs directly associated with an acquired business; (2) post-divestiture separation costs consisting of incremental costs incurred by the continuing operations of the Company after completion of the GBL and GAC divestitures to facilitate separation of shared operations, development of transferred shared service operations, platforms and personnel transferred as part of the divestitures and exiting of TSAs and reverse TSAs with Energizer; (3) divestiture related transaction costs that are recognized in continuing operations due to the change in plan to cease marketing and selling of the HPC business;

•	Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations (when applicable);
•	Non-cash purchase accounting inventory adjustments recognized in earnings from continuing operations subsequent to an acquisition (when applicable);
•

Unrealized gains and losses attributable to the Company’s investment in Energizer common stock, acquired as part of consideration received from the Company’s sale and divestiture of GAC to Energizer during the twelve month period ended September 30, 2019;

•

Foreign currency gains and losses attributable to multicurrency loans that were entered with foreign subsidiaries in exchange for the receipt of divestiture proceeds by the parent company through the distribution of the respective foreign subsidiaries’ net assets as part of the GBL and GAC divestitures during the twelve month period ended September 30, 2019.  The Company has also entered into various hedging arrangements to mitigate the volatility of foreign exchange risk associated with such loans;

•

Incremental reserves associated with environment remediation activity of  legacy Spectrum properties and former manufacturing sites assumed by the organization which had previously been disposed of by the Company and realized during the three and twelve month periods ended September 30, 2019 and legal settlement costs associated with retained litigation from the Company’s former GAC operations, realized during the three and twelve month periods ended September 30, 2019 after completion of the divestiture;

•	Incremental costs associated with a safety recall in GPC;
•	Incremental costs directly associated with the Spectrum Merger during the three and twelve month periods ended September 30, 2018;
•

Non-recurring HRG net operating costs during the three and twelve month periods ended September 30, 2018, considered to be redundant or duplicative as a result of the Spectrum Merger and not considered a component of the continuing commercial products company post-merger, including compensation and benefits, directors fees, professional fees, insurance, public company costs, amongst others, and including interest and other non-recurring income that will ultimately be eliminated following the transaction;

•

Legal and litigation costs associated with Salus during the three and twelve month periods ended September 30, 2019 and 2018 as they are not considered a component of the continuing commercial products company, but continues to be consolidated by the Company after completion of the Spectrum Merger until the Salus operations can be wholly dissolved and/or deconsolidated; and

•

Incremental interest costs recognized for the early extinguishment of HRG 7.75% Senior Unsecured Notes and the partial paydown of the 6.625% Notes, including the cash payment of premium from early extinguishment and non-cash write-off of debt issuance costs and original issue discounts, during the year ended September 30, 2019, plus the interest costs associated with HRG-originated debt during the three and twelve month periods ended September 30, 2018 that were subsequently paid down following the completion of the Spectrum Merger and GBL and GAC divestitures;

•

Depreciation and amortization on long-lived assets from HPC that was deferred during the three and twelve month periods ended September 30, 2018 while considered held for sale (effective December 27, 2017) and subsequently reclassified as held for use during the three month period ended December 30, 2018, resulting in the recognition of a cumulative true-up of amounts previously deferred during the twelve month period ended September 30, 2019;  and

•

Other adjustments primarily consisting of costs attributable to (1) operating margin on H&G sales to GAC discontinued operations for the three and twelve month periods ended September 30, 2019 and 2018, respectively, which continue to operate under a supply agreement following the GAC divestiture during the year ended September 30, 2019; (2) expenses and cost recovery for flood damages incurred at Company facilities in Middleton, Wisconsin during the three and twelve month periods ended September 30, 2019 and 2018; (3)  incremental costs for separation of key executives incurred during the three and twelve month periods ended September 30, 2019 and 2018; and (4) certain fines and penalties for delayed shipments following the completion of a GPC distribution center consolidation in EMEA during the twelve month period ended September 30, 2019.

Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 25.0% for the three and twelve month periods ended September 30, 2019 and 24.5% for the three and twelve month periods ended September 30, 2018, respectively, net of adjustments made to diluted EPS, based upon enacted corporate tax rate in the United States.

Page 12 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS (continued)

The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three and twelve month periods ended September 30, 2019 and 2018.

	Three Month Periods Ended		Twelve Month Periods Ended
	Sept. 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
Diluted EPS from continuing operations, as reported	$(1.62)	$(0.68)	$(3.71)	$9.62
Adjustments:
Spectrum Merger share exchange proforma adjustment	—	0.02	—	(1.76)
Restructuring and related charges	0.48	0.38	1.30	1.40
Transaction related charges	0.11	0.18	0.43	0.56
Debt refinancing costs	0.09	—	1.09	—
Unrealized (gain) loss on Energizer investment	(0.53)	—	0.24	—
Write-off from impairment of goodwill	2.38	—	2.29	—
Write-off from impairment of intangible assets	0.73	0.38	0.70	0.37
Foreign currency loss on multicurrency divestiture loans	0.14	—	0.71	—
Legal and environmental reserves	0.21	—	0.20	—
Purchase accounting inventory adjustment	—	—	—	0.02
GPC safety recall	—	0.05	0.01	0.35
Spectrum Merger related transaction costs	—	0.45	—	0.85
Non-recurring HRG net operating costs	—	0.11	—	0.35
Interest cost on HRG debt	—	0.36	—	1.88
Salus	0.01	—	0.03	0.02
Depreciation & amortization on HPC long-lived assets	—	(0.19)	0.57	(0.59)
Other	0.04	0.04	0.10	0.09
Income tax adjustment	(0.91)	(0.08)	(1.10)	(9.69)
Total adjustments	2.75	1.70	6.57	(6.15)
Diluted EPS from continuing operations, as adjusted	$1.13	$1.02	$2.86	$3.47

The following summarizes transaction related charges for the three and twelve month periods ended September 30, 2019 and 2018:

	Three Month Periods Ended		Twelve Month Periods Ended
(in millions)	Sept. 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
GBL post divestiture separation costs	$3.6	$—	$9.5	$—
HPC divestiture related charges	1.2	7.1	7.3	14.9
HHI Integration	—	0.5	0.9	6.0
GAC post divestiture separation costs	—	—	0.3	—
Other integration related charges	0.6	2.2	3.8	9.3
Total	$5.4	$9.8	$21.8	$30.2

The following summarizes restructuring and related charges for the three and twelve month periods ended September 30, 2019 and 2018:

	Three Month Periods Ended		Twelve Month Periods Ended
(in millions)	Sept. 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018
Global productivity improvement plan	$22.8	$—	$60.9	$—
HHI distribution center consolidation	—	11.6	2.3	52.0
GPC rightsizing initiative	—	5.1	—	12.1
Other restructuring activities	0.7	3.6	2.5	11.5
Total restructuring and related charges	$23.5	$20.3	$65.7	$75.6

Page 13 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

NET SALES AND ORGANIC NET SALES

The following is a summary of net sales by segment for the three and twelve month periods ended September 30, 2019 and 2018, respectively:

	Three Month Periods Ended				Twelve Month Periods Ended
(in millions, except %)	Sept. 30, 2019	Sept. 30, 2018	Variance		Sept. 30, 2019	Sept. 30, 2018	Variance
HHI	$364.9	$360.9	4.0	1.1%	$1,355.7	$1,377.7	(22.0)	(1.6%)
HPC	285.8	282.9	2.9	1.0%	1,068.1	1,110.4	(42.3)	(3.8%)
GPC	228.9	212.1	16.8	7.9%	870.2	820.5	49.7	6.1%
H&G	113.4	118.5	(5.1)	(4.3%)	508.1	500.1	8.0	1.6%
Net Sales	$993.0	$974.4	18.6	1.9%	$3,802.1	$3,808.7	(6.6)	(0.2%)

We define organic net sales as reported net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three and twelve month periods ended September 30, 2019 compared to reported net sales for the three and twelve month periods ended September 30, 2018, respectively:

	Sept. 30, 2019
Three Month Period Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales Sept. 30, 2018	Variance
HHI	$364.9	$0.8	$365.7	$—	$365.7	$360.9	$4.8	1.3%
HPC	285.8	8.9	294.7	—	294.7	282.9	11.8	4.2%
GPC	228.9	2.8	231.7	—	231.7	212.1	19.6	9.2%
H&G	113.4	—	113.4	—	113.4	118.5	(5.1)	(4.3%)
Net Sales	$993.0	$12.5	$1,005.5	$—	$1,005.5	$974.4	31.1	3.2%

	Sept. 30, 2019
Twelve Month Period Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales Sept. 30, 2018	Variance
HHI	$1,355.7	$6.5	$1,362.2	$—	$1,362.2	$1,377.7	$(15.5)	(1.1%)
HPC	1,068.1	41.2	1,109.3	—	1,109.3	1,110.4	(1.1)	(0.1%)
GPC	870.2	13.3	883.5	—	883.5	820.5	63.0	7.7%
H&G	508.1	—	508.1	—	508.1	500.1	8.0	1.6%
Total	$3,802.1	$61.0	$3,863.1	$—	$3,863.1	$3,808.7	54.4	1.4%

Page 14 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes the following:

•

Stock based and other incentive compensation costs that consist of costs associated with long-term compensation arrangements and other equity based compensation based upon achievement of long-term performance metrics; and generally consist of non-cash, stock-based compensation. During the year ending September 30, 2019, the Company issued certain incentive bridge awards due to changes in the Company’s long-term compensation plans that allow for cash based payment upon employee election which have been included in the adjustment but would not qualify for shared-based compensation expense;

•	Restructuring and related charges, which consist of project costs associated with restructuring initiatives across the segments;
•

Transaction related charges consist of (1) transaction costs from qualifying acquisition transactions during the period, or subsequent integration related project costs directly associated with an acquired business; (2) post-divestiture separation costs consisting of incremental costs incurred by the continuing operations of the Company after completion of the GBL and GAC divestitures to facilitate separation of shared operations, development of transferred shared service operations, platforms and personnel transferred as part of the divestitures and exiting of TSAs and reverse TSAs with Energizer; (3) divestiture related transaction costs that are recognized in continuing operations due to the change in plan to cease marketing and selling of the HPC business;

•	Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations (when applicable);
•	Non-cash purchase accounting inventory adjustments recognized in earnings from continuing operations subsequent to an acquisition (when applicable);
•

Unrealized gains and losses attributable to the Company’s investment in Energizer common stock, acquired as part of consideration received from the Company’s sale and divestiture of GAC to Energizer during the twelve month period ended September 30, 2019;

•

Foreign currency gains and losses attributable to multicurrency loans that were entered with foreign subsidiaries in exchange for the receipt of divestiture proceeds by the parent company through the distribution of the respective foreign subsidiaries’ net assets as part of the GBL and GAC divestitures during the twelve month period ended September 30, 2019.  The Company has also entered into various hedging arrangements to mitigate the volatility of foreign exchange risk associated with such loans;

•

Incremental reserves associated with environment remediation activity of  legacy Spectrum properties and former manufacturing sites assumed by the organization which had previously been disposed of by the Company and realized during the three and twelve month periods ended September 30, 2019 and legal settlement costs associated with retained litigation from the Company’s former GAC operations, realized during the three and twelve month periods ended September 30, 2019 after completion of the divestiture;

•	Incremental costs associated with a safety recall in GPC;
•	Incremental costs directly associated with the Spectrum Merger during the three and twelve month periods ended September 30, 2018;
•

Non-recurring HRG net operating costs during the three and twelve month periods ended September 30, 2018, considered to be redundant or duplicative as a result of the Spectrum Merger and not considered a component of the continuing commercial products company post-merger, including compensation and benefits, directors fees, professional fees, insurance, public company costs, amongst others, and including interest and other non-recurring income that will ultimately be eliminated following the transaction;

•

Legal and litigation costs associated with Salus during the three and twelve month periods ended September 30, 2019 and 2018 as they are not considered a component of the continuing commercial products company, but continues to be consolidated by the Company after completion of the Spectrum Merger until the Salus operations can be wholly dissolved and/or deconsolidated; and

•

Other adjustments primarily consisting of costs attributable to (1) operating margin on H&G sales to GAC discontinued operations for the three and twelve month periods ended September 30, 2019 and 2018, respectively, which continue to operate under a supply agreement following the GAC divestiture during the year ended September 30, 2019; (2) expenses and cost recovery for flood damages incurred at Company facilities in Middleton, Wisconsin during the three and twelve month periods ended September 30, 2019 and 2018; (3) incremental costs for separation of key executives incurred during the three and twelve month periods ended September 30, 2019 and 2018; and (4)  certain fines and penalties for delayed shipments following the completion of a GPC distribution center consolidation in EMEA during the twelve month period ended September 30, 2019.

Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales for the respective periods.

Page 15 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

The following is a reconciliation of reported net income (loss) to adjusted EBITDA for the three month periods ended September 30, 2019 and 2018, including the calculation of adjusted EBITDA margin for each of the respective periods.

Three Month Period Ended Sept. 30, 2019 (in millions, except %)	HHI	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$69.1	$(118.8)	$6.1	$14.1	$(49.5)	$(79.0)
Income tax expense	—	—	—	—	(25.2)	(25.2)
Interest expense	—	—	—	—	37.0	37.0
Depreciation and amortization	8.3	8.9	16.8	4.9	3.5	42.4
EBITDA	77.4	(109.9)	22.9	19.0	(34.2)	(24.8)
Share and incentive based compensation	—	—	—	—	14.9	14.9
Restructuring and related charges	0.4	3.4	1.2	0.4	18.1	23.5
Transaction related charges	—	1.1	1.0	—	3.3	5.4
Write-off from impairment of goodwill	—	116.0	—	—	—	116.0
Write-off from impairment of intangible assets	—	18.8	16.6	—	—	35.4
Unrealized gain on Energizer investment	—	—	—	—	(26.1)	(26.1)
Foreign currency loss on multicurrency divestiture loans	—	—	—	—	6.7	6.7
Legal and environmental remediation reserves	—	—	—	—	10.0	10.0
Salus	—	—	—	—	0.4	0.4
Other	—	—	—	0.2	1.5	1.7
Adjusted EBITDA	$77.8	$29.4	$41.7	$19.6	$(5.4)	$163.1
Net Sales	$364.9	$285.8	$228.9	$113.4	$—	$993.0
Adjusted EBITDA Margin	21.3%	10.3%	18.2%	17.3%	—	16.4%

Three Month Period Ended Sept. 30, 2018 (in millions, except %)	HHI	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$54.1	$27.7	$(7.6)	$14.5	$(123.4)	$(34.7)
Income tax expense	—	—	—	—	13.7	13.7
Interest expense	—	—	—	—	57.6	57.6
Depreciation and amortization	8.6	—	10.6	4.8	4.6	28.6
EBITDA	62.7	27.7	3.0	19.3	(47.5)	65.2
Share based compensation	—	—	—	—	5.0	5.0
Restructuring and related charges	12.0	0.3	5.1	0.5	2.4	20.3
Transaction related charges	0.5	7.1	1.0	—	1.2	9.8
Write-off from impairment of intangible assets	—	—	20.3	—	—	20.3
GPC safety recall	—	—	2.6	—	—	2.6
Spectrum merger related transaction charges	—	—	—	—	23.8	23.8
Non-recurring HRG operating costs and interest income	—	—	—	—	7.1	7.1
Salus	—	—	—	—	(0.1)	(0.1)
Other	—	0.4	—	—	0.6	1.0
Adjusted EBITDA	$75.2	$35.5	$32.0	$19.8	$(7.5)	$155.0
Net Sales	$360.9	$282.9	$212.1	$118.5	$—	$974.4
Adjusted EBITDA Margin	20.8%	12.5%	15.1%	16.7%	—	15.9%

Page 16 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

The following is a reconciliation of reported net income (loss) to adjusted EBITDA for the twelve month periods ended September 30, 2019 and 2018, including the calculation of adjusted EBITDA margin for each of the respective periods.

Twelve Month Period Ended Sept. 30, 2019 (in millions, except %)	HHI	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$214.6	$(127.8)	$63.4	$84.9	$(421.8)	$(186.7)
Income tax expense	—	—	—	—	(7.1)	(7.1)
Interest expense	—	—	—	—	222.1	222.1
Depreciation and amortization	33.5	64.6	48.8	19.3	14.6	180.8
EBITDA	248.1	(63.2)	112.2	104.2	(192.2)	209.1
Share and incentive based compensation	—	—	—	—	53.7	53.7
Restructuring and related charges	4.7	8.1	7.6	1.8	43.5	65.7
Transaction related charges	0.9	7.4	2.5	—	11.0	21.8
Write-off from impairment of goodwill	—	116.0	—	—	—	116.0
Write-off from impairment of intangible assets	—	18.8	16.6	—	—	35.4
Unrealized loss on Energizer investment	—	—	—	—	12.1	12.1
Foreign currency loss on multicurrency divestiture loans	—	—	—	—	36.2	36.2
Legal and environmental remediation reserves	—	—	—	—	10.0	10.0
GPC safety recall	—	—	0.7	—	—	0.7
Salus	—	—	—	—	1.6	1.6
Other	—	0.1	3.0	(0.5)	2.1	4.7
Adjusted EBITDA	$253.7	$87.2	$142.6	$105.5	$(22.0)	$567.0
Net Sales	$1,355.7	$1,068.1	$870.2	$508.1	$—	$3,802.1
Adjusted EBITDA Margin	18.7%	8.2%	16.4%	20.8%	—	14.9%

Twelve Month Period Ended Sept. 30, 2018 (in millions, except %)	HHI	HPC	GPC	H&G	Corporate	Consolidated
Net income from continuing operations	$155.9	$93.7	$34.9	$88.0	$54.5	$427.0
Income tax benefit	—	—	—	—	(462.7)	(462.7)
Interest expense	—	—	—	—	264.0	264.0
Depreciation and amortization	40.0	8.8	42.3	18.8	15.4	125.3
EBITDA	195.9	102.5	77.2	106.8	(128.8)	353.6
Share based compensation	—	—	—	—	11.9	11.9
Restructuring and related charges	52.8	0.7	13.2	0.8	8.1	75.6
Transaction related charges	6.0	15.2	6.2	—	2.8	30.2
Write-off from impairment of intangible assets	—	—	20.3	—	—	20.3
Inventory acquisition step-up	—	—	0.8	—	—	0.8
GPC safety recall	—	—	18.9	—	—	18.9
Spectrum merger related transaction charges	—	—	—	—	45.9	45.9
Non-recurring HRG operating costs and interest income	—	—	—	—	18.9	18.9
Salus	—	—	—	—	1.1	1.1
Other	—	0.4	—	(0.1)	3.8	4.1
Adjusted EBITDA	$254.7	$118.8	$136.6	$107.5	$(36.3)	$581.3
Net Sales	$1,377.7	$1,110.4	$820.5	$500.1	$—	$3,808.7
Adjusted EBITDA Margin	18.5%	10.7%	16.6%	21.5%	—	15.3%

Page 17 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

FORECASTED ADJUSTED EBITDA

The following is a reconciliation of forecasted net income to adjusted EBITDA for the year ending September 30, 2020

(in millions)	F2020
Net income	$50-94
Income tax expense	13-24
Interest expense	140-150
Depreciation and amortization	200-210
EBITDA	423-458
Share and incentive based compensation	55-60
Transaction related charges	12
Restructuring and related charges	65-75
Adjusted EBITDA	$570-590

FORECASTED ADJUSTED FREE CASH FLOW

The following is a reconciliation of forecasted net cash flow from operating activities to adjusted free cash flow for the year ending September 30, 2020

(in millions)	F2020
Net cash flow from operating activities	$290-310
Purchases of property, plant and equipment	(90) - (100)
Divestiture related separation costs and taxes	40-50
Adjusted free cash flow	$240-260

Page 18 / 18